Page 12


               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549
                            _________

                            FORM 8-K

                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934


                  Date of Report:  May 13, 1997
                (Date of earliest event reported)


                  D E E R E   &   C O M P A N Y
       (Exact name of registrant as specified in charter)

                            DELAWARE
         (State or other jurisdiction of incorporation)

                             1-4121
                    (Commission File Number)

                           36-2382580
                (IRS Employer Identification No.)

                         John Deere Road
                     Moline, Illinois  61265
      (Address of principal executive offices and zip code)

                          (309)765-8000
      (Registrant's telephone number, including area code)

             _______________________________________
 (Former name or former address, if changed since last report.)


                       Page 1 of 9 pages.
              The Exhibit Index appears at Page 4.


Item 7. Financial Statements, Pro Forma Financial Information and
         Exhibits.

    (c)    Exhibits

        (99)    Press release and additional information.







































                            Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                            DEERE & COMPANY



                            By     /s/ Frank S. Cottrell
                                 Frank S. Cottrell, Secretary


Dated:  May 13, 1997




























                          EXHIBIT INDEX



                                                       Sequential
Number and Description of Exhibit                      Page
Number


(99)  Press release and additional information            Pg. 5































                                                      EXHIBIT 99

                               Contact:    Robert J. Combs
                                           Deere & Company
                                           309/765-5014

DEERE & COMPANY SECOND QUARTER 1997 EARNINGS

For Immediate Release (May 13, 1997)

     MOLINE, ILLINOIS - Deere & Company today reported record second quarter worldwide net income of $319.5 million or $1.25 per share for the quarter ended April 30, an increase of 20 percent in earnings per share compared with $272.7 million or $1.04 per share in the second quarter of 1996. Net income for the first six months was $496.2 million or $1.94 per share compared with $438.9 million or $1.67 per share last year. Deere & Company Chairman and Chief Executive Officer Hans W. Becherer said, "The higher profits resulted from strong worldwide retail demand for the company's products, especially tractors and combines. Operating margins also improved, reflecting the results of the company's continuous improvement and quality initiatives. Net income for the first six months increased 13 percent compared with last year, while net income per share increased 16 percent due to the company's previously announced share repurchase program."

    Worldwide net sales and revenues for the second quarter increased 14 percent to $3.521 billion and nine percent to $5.917 billion for the first six months of 1997 compared with $3.088 billion and $5.406 billion, respectively, last year. Net sales of the agricultural, construction (formerly known as industrial), and commercial and consumer equipment divisions increased 15 percent to $3.108 billion for the quarter and 10 percent to $5.110 billion for the first six months compared with $2.700 billion and $4.636 billion, respectively, last year. Export sales from the United States continued to benefit from increased sales to the former Soviet Union and totaled $547 million for the quarter and $939 million year-to-date compared to $415 million and $723 million for the same periods last year. Overseas sales also increased, rising by 20 percent over last year's strong second quarter levels and 15 percent for the first six months compared with a year ago. Overall, the company's physical volume of sales (excluding the sales by the newly consolidated Mexican subsidiaries) increased eight percent for the first six months of 1997 compared to last year.

    The company's worldwide equipment operations, which exclude the financial services subsidiaries and unconsolidated affiliates, had net income of $278.6 million for the second quarter and $414.0 million for the first six months compared with $217.3 million and $333.4 million for the same periods last year. Worldwide equipment operating profit increased to $474 million or 15 percent of net sales for the quarter and to $711 million or 14 percent of net sales for the first six months of 1997 compared with $384 million or 14 percent of net sales for the quarter and $605 million or 13 percent of net sales for the first six months of last year. Worldwide agricultural equipment operating profit increased 33 percent to $339 million for the quarter and also 33 percent to $534 million for the first six months compared with $255 million and $403 million, respectively, last year, reflecting higher production and sales volumes as well as improved operating margins in both the company's North American and overseas operations. Worldwide construction equipment operating profit totaled $77 million in the quarter and $115 million year-to-date compared with $48 million and $100 million, respectively, last year, reflecting higher sales, lower sales incentive costs and improved operating efficiencies. Worldwide commercial and consumer equipment operating profit totaled $58 million for the quarter and $62 million year-to-date, down from last year's $81 million and $102 million, respectively. The quarterly decline was due primarily to higher growth expenditures and costs associated with the discontinuation of the electric start string trimmer line in the quarter. Additionally, year-to-date results were affected by lower shipping activity associated with the company's asset control efforts. These efforts include a program, started during the fourth quarter of 1996, that focuses on providing products closer to the required customer delivery dates, thereby enabling the company to reduce its level of asset investment. As a result of this program, shipments to dealers for the remainder of 1997 should be at higher levels than last year. Overseas equipment operating profit totaled $112 million for the quarter and $181 million year-to-date, compared to $101 million and $160 million, respectively, a year ago, reflecting strong sales demand.

    The company's asset management initiatives continued to show excellent results. Equipment operations' assets at April 30, 1997 represented 76 percent of the last 12 months net sales compared with 82 percent a year ago. Trade receivables and company inventories totaled $4.929 billion at April 30 compared with $4.897 billion at the end of the same period last year.

    Net income of the financial services subsidiaries was $40.2 million for the second quarter and $83.5 million year-to-date compared with $52.4 million and $101.1 million, respectively, last year. Net income of the credit operations decreased from $40.0 million in the second quarter and $74.5 million in the first six months of last year to $31.6 million and $64.6 million, respectively, this year, primarily reflecting a gain from the sale of retail notes last year. Additionally, earnings from credit operations decreased this year due to lower financing spreads and higher expenditures associated with several growth initiatives, which were partially offset by higher income from a larger receivable and lease portfolio. Net income of the insurance operations was $8.2 million for the quarter and $17.1 million year-to-date this year compared with $8.7 million and $18.2 million, respectively, last year, due to lower investment income in both periods of this year and a small gain from the sale of the personal lines business in the first six months of last year. Health care operations' net income was $.4 million for the quarter and $1.8 million year-to-date this year compared with $3.7 million and $8.4 million, respectively, last year, reflecting higher selling, administrative and general expenses associated with several business initiatives, higher claims activity and reduced margins on some governmental business. The various growth initiatives of the financial services operations should result in improvements in future periods.

Outlook

    "The company's strong results for the first six months were in line with our expectations for both the period and the full year," Becherer said. "The remainder of 1997 should benefit from a growing global economy, healthy agricultural markets and generally high levels of farmer confidence. Improving dietary trends and rapid income growth in many developing nations continue to stimulate strong demand for farm commodities, and grain and oilseed prices remain at relatively strong levels. Additionally, in 1996, many U.S. farmers received substantial direct government payments provided by the new farm bill and these payments, which were unrelated to commodity prices, are expected to continue during 1997. Based on these factors, as well as continued strong overseas demand and the excellent customer response to the many new and innovative products being introduced by the company, we expect 1997 to be another strong year for the company's agricultural equipment division.

    "Industry retail demand for construction equipment is strong and is expected to remain at similar levels throughout 1997 as favorable economic growth, rising incomes and low inflation rates continue to result in good housing demand," Becherer said. "Additionally, Deere retail demand is expected to benefit from sales of the recently announced new construction equipment models. Commercial and consumer equipment industry retail sales volumes increased compared with last year's levels, which were adversely impacted by a late spring selling season. Retail volumes for both the industry and Deere are expected to be at strong levels throughout the remainder of the year. Financial services operations also are expected to remain at favorable levels, reflecting both the healthy demand for the company's products and good economic conditions.

    "Based on this outlook, the 1997 planned comparable physical volume of sales to dealers has been increased and is now expected to be approximately eight percent higher than last year," Becherer said. "Third quarter comparable physical volume of sales to dealers also has been increased, and is expected to be approximately 10 percent higher than a year ago.

    "Overall, the outlook for the company's businesses remains very positive," Becherer said. "Although we are investing in numerous strategic growth opportunities throughout the world, our overall net sales and revenues and operating margins continue at strong levels due to favorable market conditions and our continuous improvement initiatives. Additionally, the company's excellent worldwide dealer organization, which provides a strong and important link to our customers, continues to effectively market and support our lines of quality products and assists the company in attaining exceptionally high levels of customer satisfaction. In summary, industry demand for our products remains strong, and the recent introductions of a wide array of exciting new products should promote market share growth in existing and new markets throughout the world. Based on these factors, we expect continued excellent operating performance during the remainder of 1997."

John Deere Capital Corporation

    The following is disclosed on behalf of the company's credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements of programs providing for the issuance of debt securities:

    John Deere Capital Corporation's net income was $29.0 million in the second quarter and $58.7 million for the first six months of 1997 compared with $37.9 million and $70.2 million for the same periods last year, primarily reflecting a gain from the sale of retail notes during the second quarter of last year. Additionally, earnings decreased this year due to lower financing spreads and higher expenditures associated with several growth initiatives, which were partially offset by higher income from a 16 percent increase in the average balance of receivables and leases financed during the first six months.

    Financing receivable and lease acquisition volumes increased 17 percent for the quarter and 23 percent for the first six months of 1997 compared to a year ago primarily due to the increased sales of John Deere equipment. Acquisitions of retail notes, revolving charge accounts, leases and wholesale receivables all increased compared with last year.

    Net receivables and leases financed by John Deere Capital Corporation were $6.146 billion at April 30, 1997 compared with $4.806 billion one year ago. The increase resulted from financing receivable and lease acquisitions exceeding collections during the last 12 months, partially offset by retail note sales during the same period. Net receivables and leases administered, which include receivables previously securitized and sold, totaled $6.866 billion at April 30, 1997 compared with $6.045 billion at April 30, 1996.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995:

    Statements under the "Outlook" heading as well as the sentence immediately preceding the "Outlook" section, which relate to future operating periods, are subject to important risks and uncertainties that could cause actual results to differ materially. The company's businesses include Equipment Operations (agricultural, construction and commercial and consumer) and Financial Services (credit, insurance and health care). Forward-looking statements relating to these businesses involve certain factors that are subject to change, including: the many interrelated factors that affect farmers' confidence, including worldwide demand for agricultural products, world grain stocks, commodities prices, weather, animal diseases, crop pests, harvest yields, real estate values and government farm programs; general economic conditions and housing starts; legislation, primarily legislation relating to agriculture, the environment, commerce and government spending on infrastructure; actions of competitors in the various industries in which the company competes; production difficulties, including capacity and supply constraints; dealer practices; labor relations; interest and currency exchange rates; accounting standards; and other risks and uncertainties. The company's outlook is based upon assumptions relating to the factors described in the preceding sentence. Further information concerning the company and its businesses, including factors that potentially could materially affect the company's financial results, is included in the company's most recent annual report on Form 10-K as filed with the Securities and Exchange Commission.

                              # # #

         The attached data accompany this press release.
                Second Quarter 1997 Press Release

Net sales and revenues:
(millions of dollars)
                                             Three Months Ended
                                                  April 30
                                                            %
                                            1997    1996  Change
Net sales:
  Agricultural equipment                   $1,949  $1,639  +19
  Construction equipment                      591     515  +15
  Commercial and consumer
    equipment                                 568     546  + 4
      Total net sales                       3,108   2,700  +15
Financial Services revenues                   381     360  + 6
Other revenues                                 32      28  +14
    Total net sales and revenues           $3,521  $3,088  +14

United States and Canada:
  Equipment net sales                      $2,221  $1,962  +13
  Financial Services revenues                 381     360  + 6
      Total                                 2,602   2,322  +12
Overseas net sales                            887     738  +20
Other revenues                                 32      28  +14
    Total net sales and revenues           $3,521  $3,088  +14

Operating profit*:
  Agricultural equipment                   $  339  $  255  +33
  Construction equipment                       77      48  +60
  Commercial and consumer
    equipment                                  58      81  -28
  Equipment Operations                        474     384  +23
  Financial Services                           62      80  -23
    Total operating profit                    536     464  +16
Interest and corporate
  expenses - net                              (28)    (35) -20
Income taxes                                 (189)   (156) +21
    Net income                             $  319  $  273  +17
                Second Quarter 1997 Press Release

Net sales and revenues:
(millions of dollars)
                                              Six Months Ended
                                                  April 30
                                                             %
                                             1997    1996  Change

Net sales:
  Agricultural equipment                    $3,221  $2,825  +14
  Construction equipment                     1,052     958  +10
  Commercial and consumer
    equipment                                  837     853  - 2
      Total net sales                        5,110   4,636  +10
Financial Services revenues                    735     708  + 4
Other revenues                                  72      62  +16
    Total net sales and revenues            $5,917  $5,406  + 9

United States and Canada:
  Equipment net sales                       $3,635  $3,358  + 8
  Financial Services revenues                  735     708  + 4
      Total                                  4,370   4,066  + 7
Overseas net sales                           1,475   1,278  +15
Other revenues                                  72      62  +16
    Total net sales and revenues            $5,917  $5,406  + 9

Operating profit*:
  Agricultural equipment                    $  534  $  403  +33
  Construction equipment                       115     100  +15
  Commercial and consumer
    equipment                                   62     102  -39
  Equipment Operations                         711     605  +18
  Financial Services                           129     155  -17
    Total operating profit                     840     760  +11
Interest and corporate
  expenses - net                               (49)    (72) -32
Income taxes                                  (295)   (249) +18
    Net income                              $  496  $  439  +13

                Second Quarter 1997 Press Release

Selected balance sheet data:
(millions of dollars)         April 30    October 31    April 30
                                1997         1996         1996
Equipment Operations:
  Trade accounts and notes
    receivable - net           $3,640       $3,153       $3,831
  Inventories                   1,290          829        1,067

Financial Services:
  Financing receivables and
    leases financed - net       6,759        6,086        5,410
  Financing receivables and
    leases administered - net   7,615        7,487        6,744
  Insurance companies'
    assets                      1,008        1,068        1,065
  Health care companies'
    assets                        246          236          223

Average shares
   outstanding            255,254,274  260,547,221  262,199,237

* Operating profit is defined as income before interest expense, foreign exchange gains and losses, income taxes and certain corporate expenses, except for the operating profit of Financial Services which includes the effect of interest expense.

                               END